Exhibit 99.1

5000 Philadelphia Way • Lanham • Maryland • 20706-4417 • U.S.A.

Telephone: 301.731.4233 • Fax: 301.731.9606 • Internet: sales@integ.com • Web: http://www.integ.com

For Immediate Release

Integral Systems, Inc., Appoints R. Miller Adams as General Counsel

Adams Brings Technology Commercialization and Extensive Legal Expertise to Integral Systems

Lanham, MD, March 2, 2009 – Integral Systems, Inc. (NASDAQ-ISYS), announced today that it has appointed R. Miller Adams as General Counsel.

“We are pleased to have Miller join Integral Systems as our in-house general counsel,” said John B. Higginbotham, chief executive officer, Integral Systems, Inc. “Miller brings to Integral Systems extensive legal experience, proven business expertise, and comprehensive understanding of our markets. His leadership skills are a valuable addition to our team as we continue to implement governance best practices while maintaining profitable growth.”

Adams brings to Integral Systems significant experience in the technology commercialization industry. Prior to joining Integral Systems, he founded Sheppard Global Ltd., a consultancy focused on technology commercialization. Previously, Adams spent nine-years with The Boeing Company where he was responsible for the creation and implementation of an integrated, multi-faceted global R&D strategy. During his tenure at The Boeing Company, including several years as Director and Vice President of Global Research and Development Strategies in Boeing Phantom Works, Adams was responsible for a vast array of innovative and effective technology strategies and commercialization initiatives. Prior to joining Boeing, Adams worked in various legal and corporate positions with both mature and early-stage companies.

Adams is a graduate of Seattle University with a Bachelor’s in Sociology and earned his Juris Doctor at The University of Puget Sound School of Law (now Seattle University School of Law).

ABOUT INTEGRAL SYSTEMS

Integral Systems, Inc., applies more than 25 years experience developing innovative satellite communication systems for its government and commercial customers. Integral provides cost-effective solutions for ground, air, and space communications by integrating solutions from its subsidiary companies – SAT Corporation, Newpoint Technologies, Inc., Integral Systems Europe, RT Logic, and Lumistar. Customers have relied on the Integral family of companies to deliver on time and on budget for more than 250 satellite missions. Our dedication to customer service has solidified long-term relationships with the U.S. Air Force, NASA, NOAA, and nearly every satellite operator in the world. Integral Systems, Inc., is listed in Forbes’ Top 200 Small Companies in America for 2008. For more information visit www.integ.com.

Company Contact: Kathryn Herr Vice President, Marketing and Communications Integral Systems, Inc. Phone: 301.731.4233, Ext. 1104 kherr@integ.com	Media Contact: Shany Seawright Strategic Communications Group Phone: 240.485.1081 sseawright@gotostrategic.com

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